Exhibit 99.B(d)(2)(F)(vi)

January 10, 2008

Jackie Regan
Senior Legal Product Manager
Fidelity Management & Research Company

82 Devonshire Street, N7A
Boston, MA 02109

Dear Ms. Regan:

On Wednesday, January 9, 2008, the Board of Trustees (the “Board”) of ING Investors Trust voted to replace Fidelity Management & Research Company (“FMR”) as Portfolio Manager to ING FMRSM Large Cap Growth Portfolio and ING FMRSM Mid Cap Growth Portfolio (the “Portfolios”), effective January 31, 2008.  Morgan Stanley Investment Management d/b/a Van Kampen will assume portfolio management duties for ING FMRSM Large Cap Growth Portfolio, and ING Investment Management Co. will assume portfolio management duties for ING FMRSM Mid Cap Growth Portfolio, in each case effective January 31, 2008.

In view of the above, the Portfolio Management Agreement (the “Agreement”) with FMR will terminate, with respect to the Portfolios, in accordance with Section 16 of the Agreement, effective January 31, 2008.   We note that this does not affect the Agreement with respect to any other Series subject to the Agreement.

Pursuant to Section 16 of the Agreement, the Agreement may be terminated with respect to the Portfolios at any time, without penalty, by the Board, upon 60 days’ written notice to FMR and Directed Services, LLC (“DSL”).  By signing below, you hereby agree to waive FMR’s right to 60 days’ prior notice of termination, as contemplated under Section 16 of the Agreement.

During the period between now and January 31, 2008, representatives of DSL will be contacting you to facilitate a smooth transition.  Further, the Board has mandated that the incoming and outgoing portfolio managers work together to facilitate an orderly transition that will minimize transaction costs and market impact to shareholders.  I know we can count on your cooperation in this regard.

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investors Trust

Finally, on a personal note, I want to thank you and your team for all your support throughout this process.  We continue to value our relationship with your firm.

Very truly yours,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President
ING Investors Trust

ACCEPTED AND AGREED TO:
Fidelity Management & Research Company

By:	/s/ Bruce Henry
Name:	Bruce Henry
Title:	Chief Inv. Officer, Duly Authorized